Exhibit 99.1

NEWS RELEASE
CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2014 RESULTS

PLEASANTON, Calif., March 6, 2014 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal first quarter ended January 31, 2014.

•	Revenue increased 7% year-over-year to $405.0 million, up 11% in constant currency and excluding the divestiture of Aime. CooperVision (CVI) revenue up 8% to $326.3 million, up 14% in constant currency and excluding the divestiture of Aime. CooperSurgical (CSI) revenue up 0.3% to $78.7 million.

•	GAAP earnings per share (EPS) and non-GAAP EPS of $1.47, down 3 cents or 2% and up 24 cents or 20% year over year, respectively.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very pleased to report a strong first quarter. CooperVision continued to gain share in all geographies and modalities with silicone hydrogel products showing especially strong growth led by Biofinity®. CooperSurgical also continued to post solid revenue growth in fertility. Our businesses continue to perform well and we remain excited about the future.”

First Quarter GAAP Operating Highlights

•	Revenue $405.0 million, up 7% from last year’s first quarter, 11% excluding currency and the divestiture of Aime (CVI’s rigid gas permeable contact lens and solutions business in Japan, sold effective October 31, 2013).

•	Gross margin 65% compared with 63% in last year’s first quarter. Gross margin was positively impacted by a lower royalty payment on silicone hydrogel lens sales and favorable product mix, partially offset by lower revenue due to currency, primarily the yen.

•	Operating margin 20% compared with 18% in last year’s first quarter. The increase was the result of gross margin improvement and SG&A leverage.

•	Depreciation $23.9 million, down 1% from last year’s first quarter. Amortization $7.5 million, up 2% from last year’s first quarter.

•	Total debt increased $1.1 million from October 31, 2013 to $345.7 million. Interest expense $1.7 million compared with $2.6 million in last year’s first quarter.

•	Cash provided by operations $68.6 million, capital expenditures $61.0 million and insurance recovery of $1.4 million, resulted in free cash flow $9.0 million.

•	Shares repurchased $50.0 million (396 thousand shares).

First Quarter CooperVision GAAP Operating Highlights

•	Revenue $326.3 million, up 8% from last year’s first quarter, 14% in constant currency and excluding the divestiture of Aime.

•	Revenue by category:

	(In millions) 1Q14	% of CVI Revenue 1Q14	%chg y/y	Constant Currency %chg y/y
Toric	$101.2	31%	10%	12%
Multifocal	33.7	10%	24%	24%
Single-use sphere	68.8	21%	5%	14%
Non single-use sphere, other	122.6	38%	5%	6%

Total	$326.3	100%	8%	11%

•	Revenue by geography:

	(In millions) 1Q14	% of CVI Revenue 1Q14	%chg y/y	Constant Currency %chg y/y
Americas	$140.7	43%	13%	13%
EMEA	117.9	36%	16%	13%
Asia Pacific	67.7	21%	-9%	6%

Total	$326.3	100%	8%	11%

•	Selected revenue by material:

	(In millions) 1Q14	% of CVI Revenue 1Q14	%chg y/y	Constant Currency %chg y/y
Silicone hydrogel	$154.2	47%	29%	30%
Proclear®	$82.6	25%	9%	12%

•	Gross margin 65% compared with 63% in last year’s first quarter. Gross margin was positively impacted by a lower royalty payment on silicone hydrogel lens sales and favorable product mix, partially offset by lower revenue due to currency, primarily the yen.

First Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $78.7 million, up 0.3% from last year’s first quarter.

•	Revenue by category:

	(In millions) 1Q14	% of CSI Revenue 1Q14	%chg y/y
Office and surgical procedures	$50.8	65%	-6%
Fertility	27.9	35%	15%

Total	$78.7	100%	0%

•	Gross margin 63% compared with 64% in last year’s first quarter. The decrease was primarily the result of lower margins associated with the fertility business.

2014 Guidance

The Company revises its full year fiscal 2014 guidance. Guidance is summarized as follows:

	FY14 Guidance Old	FY14 Guidance New
Revenues (In millions)
Total	$1,675 - $1,735	$1,685 - $1,725
CVI	$1,355 - $1,395	$1,365 - $1,395
CSI	$320 - $340	$320 - $330
EPS
GAAP	$6.70 - $7.00	$6.75 - $7.00
Non-GAAP	$6.70 - $7.00	$6.75 - $7.00

Guidance assumes constant currency as of March 6, 2014.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude, in our fiscal first quarter 2013, insurance proceeds related to a business interruption claim and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report revenue growth excluding the October 31, 2013 divestiture of Aime, we excluded fiscal first quarter of 2013 revenue of $7.2 million.

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal first quarter 2014 financial results and current corporate developments. The dial-in number in the United States is 1-877-415-3184 and outside the United States is +1-857-244-7327. The passcode is 65586455. There will be a replay available approximately two hours after the call ends until Thursday, March 13, 2014. The replay number in the United States is 1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 26297443. This call will also be broadcast live at http://investor.coopercos.com and a transcript will be available following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 8,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2014 Guidance and all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the yen and the euro that would decrease our revenues and earnings; acquisition related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers, and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of the Company’s research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$28,828	$77,393
Trade receivables, net	235,288	229,537
Inventories	339,496	338,917
Deferred tax assets	35,499	41,179
Other current assets	61,983	60,215

Total current assets	701,094	747,241

Property, plant and equipment, net	769,397	739,867
Goodwill	1,387,983	1,387,611
Other intangibles, net	190,812	198,769
Deferred tax assets	18,885	16,279
Other assets	46,584	47,494

	$3,114,755	$3,137,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$44,147	$42,987
Other current liabilities	224,160	278,266

Total current liabilities	268,307	321,253

Long-term debt	301,589	301,670
Deferred tax liabilities	24,447	24,883
Other liabilities	66,503	65,961

Total liabilities	660,846	713,767

Total Cooper stockholders’ equity	2,435,279	2,404,535
Noncontrolling interests	18,630	18,959

Stockholders’ equity	2,453,909	2,423,494

	$3,114,755	$3,137,261

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2014	2013
Net sales	$404,980	$379,839
Cost of sales	142,051	139,341

Gross profit	262,929	240,498
Selling, general and administrative expense	158,088	150,653
Research and development expense	15,712	13,653
Amortization of intangibles	7,507	7,371

Operating income	81,622	68,821
Interest expense	1,656	2,567
Gain on insurance proceeds	—	14,084
Other (expense) income, net	(510)	638

Income before income taxes	79,456	80,976
Provision for income taxes	7,191	6,041

Net income	72,265	74,935
Income attributable to noncontrolling interests	422	268

Net income attributable to Cooper stockholders	$71,843	$74,667

Diluted earnings per share attributable to Cooper stockholders	$1.47	$1.50

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,006	49,633

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 4Q13			Trailing Twelve Months 2013
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$787	12%	19%	$3,080	10%	18%
Other	1,053	3%	11%	4,389	2%	9%

WW Soft Contact Lenses	$1,840	6%	13%	$7,469	5%	11%

Sales by Geography
Americas	$692	8%	15%	$2,955	6%	12%
EMEA	520	5%	12%	2,100	4%	9%
Asia Pacific	628	6%	10%	2,414	5%	12%

WW Soft Contact Lenses	$1,840	6%	13%	$7,469	5%	11%

Source: Management estimates and independent market research

COO-E

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